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                                                                    Exhibit 99.5

                           Telemundo Holdings, Inc.

                               Offer to Exchange
           Series D 111/2% Senior Discount Notes Due August 15, 2008
          Which Have Been Registered Under the Securities Act of 1933
                          For Any and All Outstanding
      Series A, B and C 111/2% Senior Discount Notes Due August 15, 2008

TO OUR CLIENTS:

   Enclosed for your consideration is a Prospectus, dated [   ], 2001 (the
"Prospectus"), and a form of Letter of Transmittal (the "Letter of Transmittal"), relating to the offer (the "Exchange Offer") of Telemundo Holdings, Inc. (the "Company") to exchange its new 111/2% Senior Discount Notes due August 15, 2008, (the "Registered 2001 Notes") pursuant to an offering registered under the Securities Act of 1933 (the "Securities Act"), for any and all of its outstanding Series A 111/2% Senior Discount Notes due August 15, 2008, originally issued August 12, 1998 (the "Unregistered 1998 Notes"), Series B 111/2% Senior Discount Notes due August 15, 2008, issued in exchange for the Unregistered 1998 Notes pursuant to a registration rights agreement (the "Registered 1998 Notes" and, together with the Unregistered 1998 Notes, the "1998 Notes"), and any and all of its outstanding Series C 111/2% Senior Discount Notes due August 15, 2008, originally issued August 10, 2001 (the "Unregistered 2001 Notes" and, together with the 1998 Notes, the "Old Notes"), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Agreement dated as of August 10, 2001, among the Company, Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

   This material is being forwarded to you as the beneficial owner of the Old Notes carried by us in your account but not registered in your name. A TENDER OF SUCH OLD NOTES MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

   Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

   Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m.,
New York City time, on [           ], 2001, unless extended by the Company (the
"Expiration Date"). Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus and the Letter of Transmittal, at any time prior to the Expiration Date.

   If you wish to have us tender your Old Notes, please so instruct us by completing, executing and returning to us the instruction form included with this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER OLD NOTES.